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                                 [EXHIBIT 10.6]

                                      LEASE

        THIS LEASE is made, executed and delivered, in duplicate, as of the 1st day of January, 1991 by and between MT. JORDAN LIMITED PARTNERSHIP, hereinafter referred to as "LESSOR" and GENEVA ROCK PRODUCTS, INC., a Utah corporation, hereinafter referred to as "LESSEE."

        In consideration of the rents and royalties reserved by the LESSOR and the other terms and conditions hereinafter set forth, LESSOR hereby leases to LESSEE the leased premises, hereinafter described, and LESSEE hereby accepts said Lease and the parties mutually agree to the following terms and conditions:

        1. DESCRIPTION. The premises leased by LESSOR to LESSEE hereunder, hereinafter referred to as the Leased Premises, are situated in Salt Lake County, State of Utah, and are more particularly deserted as follows:

        Commencing at the Quarter Section corner of Sections 14 and 23, Township 4 South, Range 1 West, Salt Lake Base and Meridian, and running thence South 0(degree)1' East 1307.46 feet; thence North 89(degree)51' East 1293.17 feet to the West line of the right-of-way of Highway 89-91; thence along said right-of-way Northeasterly approximately 3858 feet to the Mountain Fuel Supply Company easement; thence Northwesterly along said easement approximately 1430 feet to the East bank of the existing canal; thence Southwesterly along said canal approximately 2700 feet along which an access road must be maintained; thence South 0(degree)1' East approximately 1650 feet to the Quarter Section corner of Sections 14 and 23 which is the point of beginning. Approx. 174 acres and:

        Commencing at the Quarter section corner of Sections 14 and 23, Township 4 South, Range 1 West, Salt Lake Base and Meridian, and running thence South 0(degree)01' East 1307.46 feet; thence South 89(degree)46'40 West 1087.88 feet; thence North 250 feet; thence North 56(degree)7' West
        781.62 feet; thence North 34(degree)6'19" Fact 2225.84 feet; thence North 345.73 feet to the Draper Irrigation Canal; thence Northeasterly along said canal to the 1/4 Section Line of Section 14; thence South along the 114 Section Line of Section 14 to the point of beginning. Approx. 75 acres and:

        Beginning at a point which is West 76.97 feet from the Southwest Corner of Section 14, Township 4 South, Range 1 West, Salt Lake Base and Meridian, and


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        running thence West 68(degree)19 feet; thence South 74(degree)10' West
        236.92 feet; thence North 13(degree)13'12" West 1213.45 feet; thence North 49(degree)25' East 338.66 feet; thence East 395.83 feet; thence North 53.97 feet; thence South 85(degree)51'16" East 331.00 feet; thence South 87(degree)15'38" East 558.36 feet; thence South 85(degree)51'16" East 87.95 feet; North 82(degree)13'57" East 656.32 feet; thence North 74(degree)50'20" East 525.26 feet; thence South 345.73 feet; thence South 34(degree)06'19" West 2225.83 feet; thence North 56(degree)07' West 426.98 feet; thence South 84(degree)36'54" West 295.67 feet; thence South 83(degree)55'45" West 396.47 feet; thence North 14(degree)49'17" East 242.34 feet; thence North 4(degree)16'27" East 226.68 feet to the point of beginning. Parcel Contains 85.56 acres.

        and:

        Beginning at the intersection of the southerly boundary line of a tract of land and the westerly existing highway right of way line of a frontage road for a highway known as Interstate 15, which point is approximately 9.53 feet north and 1027.51 feet west from the Southeast corner of said Section 14, Township 4 South, Range 1 West, Salt Lake Base and Meridian; thence Northeasterly along said frontage road right of way line the following two (2) courses: Northeasterly 487.66 feet along the arc of a 4397.30-foot radius curve to the right (Note: Tangent to said curve at its point of beginning bears approximately N 22(degree)07'52~ E ); thence N 28(degree)29'07. E 293.05 feet, more or less, to a northeasterly corner of said tract; thence N 43(degree)49'44" W 23.57 feet, more or less, along a northeasterly boundary line of said tract to a northwesterly corner of said tract; thence Southwesterly along the northwesterly boundary line of said tract the following two
        (2) courses: S 28(degree)15' W 202.60 feet, more or less, to a point of tangency with an 1834.86 foot radius curve to the right; thence Southwesterly 632.48 feet along the arc of said curve to a westerly comer of said tract; thence S 42(degree)00' E 54.60 feet, more or less, to the southerly boundary line of said tract; thence S 89(degree)2'07" E
        116.10 feet, more or less, along said southerly boundary line to the point of beginning. Parcel Contains 1.10 acres, more or less.

        2. QUIET POSSESSION. LESSOR covenants and warrants that it has full right and lawful authority to enter into this Lease for the full term hereof and for all extensions herein provided, and that LESSOR is lawfully seised of the entire premises hereby leased and has good title thereto, free and clear of all tenancies, liens and encumbrances. LESSOR further covenants and warrants that if LESSEE shall discharge the obligations herein set forth to be performed by LESSEE, then LESSEE shall have and enjoy during the term of this Lease and any renewal or extension thereof, the quiet and undisturbed possession of the Leased Premises for the uses and purposes herein described.

        3. PURPOSE OF LEASE. The purpose of this Lease is to permit LESSEE to extract and remove from the Leased Premises concrete aggregates and other usable materials for use in its business. It is also understood and agreed that LESSEE shall have the right to erect and operate a ready-mix concrete plant and asphalt plant upon the Leased Premises.


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        4.      TERM. This Lease shall be for a term of ten (10) years,
commencing on the 1st day of January, 1991 and ending on the 31st day of December, 2000. As used herein, the term Lease year" shall mean any year hereafter during the term of this Lease, commencing on the 1st day of January of the year and ending on the 31st day of December of the same year.

        5. RENEWAL. LESSEE shall have the right and option to renew this Lease for two (2) additional successive terms of five (5) years each by giving the LESSOR written notice of its intention to exercise each successive option at least ninety (90) days prior to the expiration of the initial term with respect to the first option to renew and at least ninety (90) days prior to the expiration of each successive renewal term with respect to the subsequent options to renew.

        6. ROYALTIES. Commencing January 1, 1991, LESSEE hereby agrees to pay to LESSOR a royalty equal to twenty-four and six-tenths (24.6) cents per ton for all concrete aggregates removed from the Leased Premises, fifty (50) cents for all topsoil removed from that portion of ground that was previously used as a turf farm, and twelve and three-tenths (12.3) cents per ton for all other usable materials removed therefrom. Said royalties shall be payable within twenty (20) days after the end of each calendar month in which such materials are removed from the Leased Premises. After every two years, the royalty price shall be adjusted based upon the U.S. Consumer Price Index for Construction, Sand, Gravel, and Crushed Stone, published by the Bureau of Labor Statistics of the Department of Labor. On the first month of each two year period of the Lease, said index shall be compared with the index for the last month of that two year period and the royalty for the succeeding two year period shall be increased or decreased by an amount equal to the percentage difference in said index

        LESSEE further agrees to pay LESSOR a minimum annual royalty of Nine Thousand Dollars ($9,000.00) for each lease year. Said minimum annual royalty shall be payable within twenty (20) days after the end of each lease year. Royalties paid during each Lease year can be applied toward the minimum annual royalty. For example, if during the lease year, commencing January 1, 1991, LESSEE pays to LESSOR royalties in the sum of Seven Thousand Dollars ($7,000.00), the minimum annual royalty which would be payable within twenty
(20) days after December 31st, 1991, would be Two Thousand Dollars ($2,000.00). Once a total of Ninety Thousand Dollars ($90,000.00) has been paid in royalties, no minimum annual royalties will be due during the initial lease term, nor during any renewal terms. At the end of each lease year, LESSEE shall furnish to LESSOR an accurate statement verified by an officer of the LESSOR as to the amount of material removed by LESSEE during the prior year.

        LESSEE shall have the unlimited right, subject only to zoning restrictions, to remove as much material from the property during the term of this Lease as it may desire. All materials removed from said premises shall be weighed over truck scales and LESSEE shall keep an accurate record of all material removed, which records may be inspected by LESSOR at any time.


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        7.      USE OF WELL. LESSEE shall have the right to use the wells
Numbered 1, 2, 6, and 8, situated upon the Leased Premises, provided however, that if LESSEE elects to use the wells in connection with its washing process, it shall pay to LESSOR an additional sum of Six Thousand Seven Hundred and Fifty Dollars ($6,750) per year as rental for the use of same. This amount will be due the 1st day of January of each year this lease is in effect. Any power used to pump water shall be furnished by LESSEE and in the event more water is developed than is required by LESSEE, the LESSOR may purchase said water from LESSEE by paying to LESSEE a proportionate share of LESSEE's costs, including the cost of power, equipment and rental being paid to LESSOR. The cost of maintaining and repairing said wells and pumps or installation of any new pumps thereon, shall be paid by LESSEE. These costs may be deducted from the yearly well rental, however, if costs exceed rental payments due LESSOR, LESSEE will be responsible for these costs. Any costs that the LESSEE has previously expended for upkeep on said Wells that have not been applied towards previous well rental can be carried forward to future rental payments. At the end of the Lease, all well improvements and pumps will become the property of the LESSOR. LESSEE shall have the right to construct settling ponds on the Leased Premises at its own expense.

        Also, this Lease shall commence with the LESSEE having an amount of sixty one thousand three hundred fifty dollars ($61,350) that can be applied toward the yearly well rental. This amount is for expenses incurred by LESSEE with LESSOR on previous leases. Any of this amount that has not been applied to the yearly well rental can be carried forward to future rental payments.

        8. TAXES. LESSOR agrees to pay and discharge all taxes, assessments (either general or special) and any other obligations which are or may become a lien upon or levied against the Leased Premises as they become due and payable during the term of this Lease. LESSEE agrees to pay all personal property taxes upon any equipment or improvements owned or installed by it upon the Leased Premises.

        9. OPTION TO PURCHASE. LESSOR hereby grants to LESSEE a first right of refusal to purchase the Leased Premises in the event LESSOR elects to sell same. In the event LESSOR receives a bona fide offer for the sale of the leased Premises which LESSOR desires to accept, LESSOR shall give to LESSEE written notice of such offer and LESSEE shall be given a period of thirty (30) days within which to purchase said property at the same price and upon the same terms and conditions set forth in said offer. In the event LESSEE does not elect to purchase said property, then LESSOR shall be free to sell same pursuant to said offer which it has received. In the event LESSEE purchases said property, LESSOR shall be granted the right to use the excess water from the well over and above the needs and requirements of LESSEE. The foregoing right of purchase shall not apply if LESSOR receives an offer to a larger tract of land which includes the Leased Premises unless a separate price is quoted for the Leased Premises and can be separated from the remainder of the offer which LESSOR has received.

        10. RIGHT OF WAY. LESSOR hereby grants to LESSEE a right of way and easement over and across other property owned by LESSOR for the purpose of ingress to and egress from the Leased Premises. Any roadway shall be constructed and maintained by LESSEE.


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        11.     CONTOUR SURVEY. In the event LESSOR desires to have a contour or topographical survey made of the Leased Premises at the beginning and end of each lease year, LESSOR may do so at LESSOR's sole cost and expense.

        12. RIGHT OF TERMINATION. LESSEE shall have the right to terminate this Lease and be relieved of any further obligation in the event LESSEE is prohibited by law or ordinance at any time from removing additional material from the Leased Premises. LESSEE shall also have the right to terminate this Lease, at any time, and to be relieved of any further obligations hereunder in the event the gravel reserves on the leased Premises are completely exhausted and depleted.

        13. NOTICES. Any notice required to be given to either party pursuant to this Lease shall be deemed to have been served when such notice has been mailed by registered mail to said party addressed to the last known principal place of business of the party involved.

        14. EXECUTION. This Lease has been prepared and is submitted for signature by the partners of LESSOR and a duly authorized officer of LESSEE with the understanding that it shall not bind the LESSEE or the LESSOR until duly executed by both parties. The officer of the LESSEE executing this Lease warrants that he has been duly authorized to do so by his Board of Directors.

        15. RESTORATION. At the expiration of the time of this lease mentioned, LESSEE will yield and deliver up the said demised premises to the LESSOR in as good order and condition as when the same were entered upon by the LESSEE, reasonable use as contemplated by this Lease and wear thereof and damage by the elements excepted. Specifically, the LESSEE will perform at LESSEE's cost any and all restoration or curative work required by local, state, or federal regulations on the leased premises which result from LESSEE's activities and which must be altered or changed in order to comply with local state, or federal regulations.

        16. TERMINATION OF PRIOR LEASES. All prior leases between the LESSOR and the LESSEE shall be terminated upon execution of this Lease.

        IN WITNESS WHEREOF, this Lease has been executed as of the day and year first above mentioned.

                             LESSOR:

                                   MOUNT JORDAN LIMITED PARTNERSHIP


                             LESSEE:

                                   GENEVA ROCK PRODUCES, INC



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                           PARTNERSHIP ACKNOWLEDGMENT


STATE OF UTAH                )
                             )ss.
COUNTY OF SALT LAKE          )

        On the day of _________________19___ personally appeared before me ____________ ___________________________and ___________________________who being by me duly sworn, did say that they are partners of MT. JORDAN LIMITED PARTNERSHIP, a partnership existing under the laws of the State of Utah; and that said instrument was signed by them in behalf of said partnership and said _____________________________ and ___________________________________
acknowledged to me that said partnership executed the same.

                                        ----------------------------------------
                                        NOTARY PUBLIC, residing in

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My Commission Expires:

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